EX-99.(a)(2)

SCHEDULE A

TO

GOLDMAN SACHS TRUST II

DECLARATION OF TRUST

As of April 16, 2025

Series of Shares	Date Established	Classes of Shares

Goldman Sachs GQG Partners International Opportunities Fund	September 14, 2016	Class A Shares Class C Shares Institutional Shares Investor Shares Class R Shares Class R6 Shares Class P Shares

Goldman Sachs Multi-Strategy Alternatives Fund	April 16, 2013	Class A Shares Class C Shares Institutional Shares Investor Shares Class R6 Shares Class P Shares

Goldman Sachs Multi-Manager Global Equity Fund	November 11, 2014	Class R6 Shares

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	November 11, 2014	Class R6 Shares

Goldman Sachs Multi-Manager Real Assets Strategy Fund	November 11, 2014	Class R6 Shares

Multi-Manager High Yield Bond Fund	April 16, 2025	Class P Shares

Multi-Manager International Equity Fund	November 11, 2014	Class P Shares

Multi-Manager U.S. Small Cap Equity Fund	August 5, 2015	Class P Shares